                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                              Tektronix, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[TEKTRONIX LOGO]

                                                                 August 18, 2000

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Tektronix, Inc., which will be held on Thursday, September 21, 2000 at 10:00 a.m., in Tektronix Building 38, 14200 S.W. Karl Braun Drive, Beaverton, Oregon.

The attached notice of meeting and proxy statement describe the matters to be acted upon at the meeting.

It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to complete the enclosed proxy and return it in the envelope provided.

We look forward to greeting as many of our shareholders as possible.

                                          Sincerely,

                                          /s/ RICK WILLS

                                          Richard H. Wills
                                          Chief Executive Officer
                                          and President

[TEKTRONIX LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 21, 2000

To the Shareholders of Tektronix, Inc.:

The annual meeting of the shareholders of Tektronix, Inc., an Oregon corporation, will be held in accordance with the bylaws on Thursday, September 21, 2000 at 10:00 a.m., local time, in Tektronix Building 38, 14200 S.W. Karl Braun Drive, Beaverton, Oregon, for the following purposes:

    1.  To elect four directors;

    2.  To approve the Tektronix 2000 Employee Stock Purchase Plan; and

    3.  To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on Monday, July 31, 2000 will be entitled to notice of, and to vote at, the annual meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          James F. Dalton, SECRETARY

Beaverton, Oregon
August 18, 2000

                                TEKTRONIX, INC.
                                PROXY STATEMENT

    The annual meeting of shareholders of Tektronix, Inc. (the "Company" or "Tektronix") will be held Thursday, September 21, 2000, at 10:00 a.m., in Tektronix Building 38, 14200 S.W. Karl Braun Drive, Beaverton, Oregon. The board of directors of Tektronix has directed that this background material be supplied to help you decide how to vote on the matters to come before the meeting. The enclosed proxy is being solicited by the board. You are invited to use that proxy to vote. The shares represented by the enclosed proxy will be voted if the proxy is properly signed and received before the meeting begins. Solicitation of proxies on behalf of the board of directors may be made by mail, personal interviews, telephone or facsimile by Tektronix officers and employees. Tektronix has also retained Morrow & Co., Inc. to assist in the solicitation of proxies from shareholders (primarily brokers, banks and other institutional shareholders) for a fee estimated at approximately $5,000 plus certain expenses. The costs of such solicitation will be paid by the Company. The approximate date this proxy statement and the accompanying proxy form are first being sent to shareholders is August 18, 2000.

    Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so.

    There were 48,072,773 Common Shares of the Company outstanding at the close of business on July 31, 2000, the record date for the annual meeting. Each Common Share is entitled to one vote.

    Participants in the Tektronix 401(k) Plan ("401(k) Plan") have the right to instruct the fiduciary of the plan (or a proxy) how to vote shares allocated to their accounts. Participants in the plan will receive a separate voting direction form on which they may indicate their voting instructions.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table shows ownership of the Common Shares of the Company on July 31, 2000 by each person who, to the knowledge of the board of directors, owned beneficially more than 5% of the Common Shares:

                                                              AMOUNT AND NATURE OF   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP   OF CLASS
------------------------------------                          --------------------   --------
PRIMECAP Management Company.................................       5,823,640(1)       12.14%
  225 So. Lake Avenue #400
  Pasadena, CA 91101-3005

FMR Corp., Edward C. Johnson 3d and.........................       4,904.404(2)       10.17%
Abigail P. Johnson
  82 Devonshire Street
  Boston, MA 02109

VANGUARD/PRIMECAP FUND INC..................................       3,400,000(3)        7.20%
  P.O. Box 2600, VM #V34
  Valley Forge, PA 19482-2600

Merrill Lynch & Co., Inc....................................       2,429,691(4)        5.14%
  World Financial Center, North Tower
  250 Vesey Street
  New York, NY 10381

Merrill Lynch Basic Value Fund, Inc.........................       2,400,000(5)        5.08%
  800 Scudders Mill Road
  Plainsboro, New Jersey 08536

------------------------

(1) Based on information set forth on Form 13G/A dated November 29, 1999 filed with the Securities and Exchange Commission ("SEC") by PRIMECAP Management Company. These shares are held with sole voting power as to 1,210,140 shares and sole dispositive power as to 5,823,640 shares.

(2) Based on information set forth on Form 13G dated May 10, 2000 filed with the SEC by FMR Corp. These shares are held with sole voting power as to 71,274 shares and sole dispositive power as to 4,904,404 shares.

(3) Based on information set forth in Form 13G/A dated February 4, 2000, filed with the SEC by VANGUARD/PRIMECAP FUND INC. These shares are held with sole voting and shared dispositive power.

(4) Based on information set forth in Form 13G dated February 1, 2000, filed with the SEC by Merrill Lynch & Co., Inc. on behalf of Merrill Lynch Asset Management Group ("AMG"). These shares are held with shared voting and dispositive power.

(5) Based on information set forth in Form 13G dated February 1, 2000, filed with the SEC by Merrill Lynch Basic Value Fund, Inc. These shares are held with shared voting and dispositive power.

                               BOARD OF DIRECTORS

    The board of directors currently consists of ten members. The board is divided pursuant to the bylaws into three classes. One class is elected each year for a three-year term. The term of office of Class II directors expires at the 2000 annual meeting; the term of office of Class III directors expires in 2001; and that of Class I directors expires in 2002. In all cases, the terms of the directors will continue until their respective successors are duly elected and have been qualified.

    The board of directors met ten times during the last fiscal year. Each director attended at least 75% of the aggregate number of the meetings of the board and committees on which he or she served, except for Mrs. Alker.

                         BOARD COMMITTEES AND MEETINGS

    The Company currently has standing Audit, Directors, and Organization and Compensation Committees of the board of directors. Each committee operates pursuant to a written charter. All directors are invited to attend the committee meetings regardless of their membership. The members of the committees are identified in the following table.

                                                                                     ORGANIZATION &
NAME                                                           AUDIT     DIRECTORS    COMPENSATION
----                                                          --------   ---------   ---------------
Pauline Lo Alker............................................                 X             X
A. Gary Ames................................................     X           X
Gerry B. Cameron............................................     X         Chair
David N. Campbell...........................................     X                         X
Paul C. Ely Jr..............................................                 X           Chair
Frank C. Gill...............................................                 X             X
Merrill A. McPeak...........................................   Chair                       X
Jerome J. Meyer.............................................
Ralph V. Whitworth..........................................     X           X
Richard H. Wills............................................

All committees currently consist entirely of independent directors.

    Audit Committee members have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. The Audit Committee recommends for approval by the board of directors an independent firm of certified public accountants whose duty it is to audit the financial statements of the Company for the fiscal year in which they are appointed. The Audit Committee monitors the activities of internal and external auditors, including the audit scope, fees and the auditor's independence. The Audit Committee also reviews with the independent accountant and the internal auditor the results of the internal and external audit work to assess the adequacy and appropriateness of the Company's financial and accounting controls. The Committee reviews changes in accounting standards that affect the financial statements and obtains an explanation from management of all major events that may have significant financial impact. In addition, the Audit Committee oversees the Company's internal compliance programs. The Audit Committee held five meetings during the last fiscal year. The Committee has a written charter.

    The Committee on Directors establishes procedures for the board membership nomination process, recommends candidates for election to the board of directors, and recommends committee membership. The Committee assesses the board's capacity to fulfill requirements of the board's policy with respect to director qualifications, resources and experience, and evaluates the performance of the board as a whole. The Committee reviews the board's policy with respect to director qualifications and director compensation, and recommends changes to the board. The Committee also reviews and reports to the board on a periodic basis with regard to matters of corporate governance. The Committee on Directors held three meetings during the last fiscal year. Any stockholder who wishes to recommend a prospective nominee for the board of directors for the Committee on Director's consideration may do so by submitting the prospective nominee's name and information regarding his or her qualifications to the Secretary of the Company.

    The Organization and Compensation Committee, which is described in the Organization and Compensation Committee Report on Executive Compensation, held five meetings during the last fiscal year.

                  CORPORATE GOVERNANCE GUIDELINES AND POLICIES

    The board of directors has adopted corporate governance guidelines, which are reviewed periodically by the Committee on Directors to determine if changes should be recommended to the board of directors. Among other matters, the corporate governance guidelines and Company practices and policies include the following:

    - A majority of the members of the board of directors shall be independent directors, as defined in the applicable rules of the New York Stock Exchange. Currently, eight of the ten directors are independent. Generally, independence means that the director must be independent of management and free from any relationship that, in the opinion of the board, would interfere with the exercise of independent judgment as a director. Directors who are employees of the Company or one of its subsidiaries are not independent.

    - Board membership consists of three classes. Each class of directors serves a three-year term. Directors can stand for re-election at the end of a term. Directors must resign from the board at the board meeting next following their 70th birthday. Employee directors must resign upon retirement from or termination of employment with the Company.

    - Members of board committees are appointed by the board, upon recommendation by the Committee on Directors.

    - The Audit Committee, Committee on Directors and the Organization and Compensation Committee consist entirely of independent directors.

    - The board has initiated a process whereby the board and its members are subject to periodic evaluation and assessment.

    - The board annually reviews the Company's strategic long-range plan, business unit initiatives, capital projects and budget matters.

    - Succession planning and management development are reported periodically by the Chief Executive Officer to the board.

    - The board evaluates the performance of the Chief Executive Officer and other senior management personnel at least annually.

    - Incentive compensation plans link pay directly and objectively to measured financial goals set in advance by the Compensation Committee. See "Organization and Compensation Committee Report on Executive Compensation" for additional information.

    - In 1999, the board adopted the policy that directors are expected to annually make significant progress toward accumulating, within three years of becoming a director, Common Shares of the Company with a value equal to three times the director's annual retainer.

ITEM 1.  ELECTION OF DIRECTORS

    Action will be taken at the 2000 annual meeting to elect three Class II directors to serve until the 2003 annual meeting of shareholders and one
Class III director to serve until the 2001 annual meeting of shareholders. Those nominees, as well as the Class I and Class III directors who are continuing to serve, are listed below, together with certain information about each of them. The nominees for election at the 2000 annual meeting are Gerry B. Cameron, Jerome J. Meyer, Ralph V. Whitworth, and Richard H. Wills. Messrs. Cameron, Meyer, and Whitworth have served as directors since 1997, 1990 and 1999, respectively. Mr. Wills was elected to the board by action of the board effective January 20, 2000.

    Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

                          CLASS II (TERM ENDING 2000)

    *GERRY B. CAMERON, 62, a retired corporate executive, was Chairman of U.S. Bancorp from 1994 to December 1998. He was Chief Executive Officer of U.S. Bancorp from January 1994 until its merger with First Bank System on August 1, 1997. Mr. Cameron's banking career began in 1956 with U.S. National Bank of Oregon. He managed the Commercial Banking Group and the Northwest Group before being appointed Chairman and Chief Executive Officer of Old National Bank in Spokane, WA in 1987. In 1988, Mr. Cameron was named President and Chief Operating Officer of U.S. Bank of Washington, which was formed when U.S. Bancorp acquired Old National Bank and Peoples Bank. Mr. Cameron has served as a director since 1997. He is also a director of Regence Blue Cross Blue Shield of Oregon and The Regence Group.

    *JEROME J. MEYER, 62, is Chairman of the Board of Directors. Mr. Meyer has been a director since 1990 and was President and Chief Executive Officer of the Company from November 1990 until January 20, 2000. Mr. Meyer was Corporate Vice President of Honeywell Inc. (an electronics manufacturer) from August 1986 until April 1987, and President and Chief Executive Officer of Honeywell Bull Inc., now known as Bull HN Information Systems, Inc., from April 1987 until
July 1988. He returned to Honeywell Inc. in July 1988 and served as President of their industrial business until joining Tektronix in November 1990. He is a director of Standard Insurance Co., Enron Corporation and CenterSpan Communications.

    *RALPH V. WHITWORTH, 44, has been a principal and managing member of Relational Investors, LLC, a private investment company, since March 1996. He has also been a partner in Batchelder & Partners, Inc., a financial advisory and investment-banking firm, since January 1997. Since June 1988, Mr. Whitworth has been president of Whitworth and Associates, a corporate advisory firm.
Mr. Whitworth was elected a director of Tektronix, Inc. on July 6, 1999. He has served as Chairman of the Board of Directors of Apria Healthcare Group Inc. since April 1998 and as a director of Apria Healthcare Group Inc. since January 1998. He is also a director of Waste Management, Inc., Sirius Satellite
Radio, Inc. and Mattel, Inc.

    Mr. Whitworth was elected to the board on July 6, 1999 and nominated for election for a term expiring at the September 2000 Annual meeting pursuant to an agreement, dated July 6, 1999, among the Company, Mr. Whitworth, Relational Investors, LLC and parties related to Relational Investors (collectively, "Relational"). Relational has agreed that prior to the 2000 Annual Meeting it will not (i) acquire Tektronix Common Shares that would cause it to own 10% or more of the outstanding shares or form a group to acquire Common Shares;
(ii) solicit proxies from shareholders; (iii) call a special meeting of shareholders; (iv) make shareholder proposals for shareholder action at a shareholder

------------------------

* Nominee for election at 2000 annual meeting.

meeting; (v) establish a voting trust or agreement related to Tektronix shares;
(vi) make proposals related to an acquisition, change of control, restructuring, recapitalization, or other extraordinary transaction involving Tektronix; or
(vii) seek additional representation on the board.

                          CLASS III (TERM ENDING 2001)

    DAVID N. CAMPBELL , 58, has served as President and Chief Executive Officer of Xpedior, a provider of information technology solutions since September 1999. Prior to that he served as President of the GTE Technology Organization and from July 1995 he served as President of BBN Technologies, a business unit of GTE Corporation. From March 1984 until September 1994 he served as Chairman of the Board and Chief Executive Officer of Computer Task Group, Incorporated.
Mr. Campbell has served as a director since 1998. He is also a director of Gibraltar Steel Corporation.

    MERRILL A. MCPEAK, 64, was Chief of Staff, United States Air Force, from October 1990 to October 1994, when he retired. General McPeak has served as a director since March 1995. He is Chairman of the Board of ECC International Corp., and is also a director of Trans World Airlines, Inc. and Centerspan Communications, Inc.

    *RICHARD H. (RICK) WILLS, 45, is Chief Executive Officer and President of the Company. Mr. Wills joined Tektronix in 1979. From 1991 through 1993, he was Product Line Director for the core TDS line of oscilloscopes. He held the position of Worldwide Director of Marketing for the Measurement Business Division in 1993 and 1994 and was Vice President and General Manager of the Measurement Division's Design Service and Test Business Unit from 1995 to 1997. Mr. Wills was President of the Tektronix, Inc. Americas Operations the last half of 1997. In December 1997, he was elected President, European Operations and in 1999 he was elected President of the Company's Measurement Business. Mr. Wills was elected a director of Tektronix, Inc. on January 20, 2000, when he was elected President and Chief Executive Officer of the Company.

                           CLASS I (TERM ENDING 2002)

    PAULINE LO ALKER, 57, is Chairman of the Board, Chief Executive Officer and President of Amplify.net, Inc. (end-to-end Broadband service management solutions for internet service providers, carriers, and CLECs), a position she has held since June 1998. From January 1991 until June 1998, she was President and Chief Executive Officer of Network Peripherals Inc. (high performance networking solutions). Mrs. Alker has served as a director since January 1996. She is also a director of Integrated Silicon Solutions, Inc. and Sensormatics.

    A. GARY AMES, 55, was President and Chief Executive Officer of MediaOne International, formerly U S WEST International (communications), from July 1995 to August 2000, when he retired. Mr. Ames was President and Chief Executive Officer of U S WEST Communications from January 1990 to July 1995. From April 1987 to January 1990, Mr. Ames was President and Chief Executive Officer of Mountain Bell. Mr. Ames has served as a director since 1994. He is also a director of Albertson's, Inc., Telewest Communications PLC and imandi.com.

    PAUL C. ELY, JR., 68, a retired corporate executive, owns and operates Santa Cruz Yachts, a builder and developer of high performance sailing yachts. He was a General Partner of Alpha Partners (a venture capital firm) from July 1989 to approximately September 1998. Mr. Ely was Chairman and Chief Executive Officer of Convergent Technologies (a computer manufacturer) from 1985 to 1989, and in 1989 he also served as Executive Vice President of Unisys Corporation (a computer manufacturer). Mr. Ely has been a director since 1992. He served as Chairman of the Board of The Ask Group, Inc. (a software database company) from February 1994 to March 1995, and was Chairman of the Board of Network

------------------------

* Nominee for election at 2000 annual meeting.

Peripherals Inc. from May 1990 to December 1995. He was an Executive Vice President and director of Hewlett-Packard from February 1980 to January 1985. He is also a director of Parker-Hannifin Corporation, The Sabre Group and Travelocity.com.

    FRANK C. GILL, 56, is a retired Intel Corporation executive. At the time of his retirement from Intel, he was Executive Vice President and had held a variety of positions in sales, marketing, product development and manufacturing operations during his 23 year career. Mr. Gill holds a BS degree in electrical engineering from the University of California at Davis. Mr. Gill was elected to the Board of Tektronix, Inc. in March 1999. He is currently a private investor and a director of Inktomi, Inc., Logitech International, McAfee.com Corporation, Niku Corporation, Pixelworks, Inc., TelCom Semiconductor, Inc., and other private technology companies.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the beneficial ownership of Common Shares of the Company by the directors, certain executive officers named in the Summary Compensation Table, and all executive officers and directors as a group as of June 30, 2000:

                                                                   NUMBER OF
NAME                                                          SHARES (1)(2)(3)(4)       PERCENT
----                                                          -------------------       --------
Pauline Lo Alker............................................           7,579                 *
A. Gary Ames................................................          15,134                 *
Gerry B. Cameron............................................          12,454                 *
David N. Campbell...........................................          16,716                 *
Paul C. Ely, Jr.............................................          13,536(5)              *
Frank C. Gill...............................................          16,364                 *
Merrill A. McPeak...........................................          13,831                 *
William D. Walker...........................................          90,451(6)              *
Ralph V. Whitworth..........................................       1,353,676(7)           2.82%
Richard H. Wills............................................          67,197(8)              *
Jerome J. Meyer.............................................         285,279(9)              *
James F. Dalton.............................................          34,485(10)             *
Colin L. Slade..............................................          36,594(11)             *
David E. Coreson............................................          27,256(12)             *
Carl W. Neun................................................          32,363(13)             *
Gerald K. Perkel............................................               0                 *
All current directors and executive officers as a group (16
  individuals)..............................................       2,022,915(14)          4.22%

------------------------

  *  Less than one percent.

 (1) Unless otherwise indicated, each individual has sole voting and investment power with respect to these shares.

 (2) For each non-employee director (Alker, Ames, Cameron, Campbell, Ely, Gill, McPeak, Walker and Whitworth), includes stock options for 5,000 shares that are currently exercisable under the Company's 1998 Stock Option Plan.

 (3) Includes shares issued under the Company's Stock Compensation Plan for Non-Employee Directors, including unvested shares issued as follows:
     Mrs. Alker, 487 shares; Mr. Ames, 2,142 shares; Mr. Gill, 4,716 shares; and Mr. Whitworth, 3,569 shares. Individuals have sole voting power with respect to these shares.

 (4) Includes shares issued under the Company's Stock Compensation Plan for Non-Employee Directors and deferred pursuant to the Non-Employee Directors' Deferred Compensation Plan as follows: Mr. Ames, 77 shares; Mr. Cameron, 3,454 shares; Mr. Campbell, 9,716 shares; Mr. Ely, 1,666 shares; Mr. McPeak, 7,831 shares; and
     Mr. Walker, 3,702 shares. Shares are held in trust, and individuals have no voting or investment power with respect to these shares.

 (5) Includes 4,620 shares held in trust for Mr. Ely.

 (6) Includes 14,909 shares held by Mr. Walker's wife, with respect to which Mr. Walker disclaims beneficial ownership. Mr. Walker will retire as a director effective as of the annual meeting of shareholders.

 (7) For certain purposes, Mr. Whitworth is deemed to be the beneficial owner of shares held by Relational Investors, LLC (RILLC) and its related partnerships. Mr. Whitworth is a Managing Member of RILLC, and in such capacity shares voting and dispositive power over the listed number of shares, except for 9,792 shares beneficially owned solely by him. Based on information contained in Forms 144 dated July 13, 2000 and July 20, 2000, filed with the SEC on behalf of Ralph V. Whitworth, one of three Managing Members of Relational Investors, LLC ("RILLC") and in Form 13D/A dated
     July 20, 2000 filed jointly with the SEC by RILLC, Relational Investors, L.P. ("RILP"), Relational Fund Partners, L.P. ("RFP"), Relational Coast Partners, L.P. ("RCP"), Relational Partners, L.P. ("RP"), and Ralph V. Whitworth, David H. Batchelder and Joel L. Reed, managing members of RILLC. These shares are held as follows: RILLC has sole voting and dispositive power as to 124,341 shares; RILP has sole voting and dispositive power as to 1,053,054 shares; RFP has sole voting and dispositive power as to 16,121 shares; RCP has sole voting and dispositive power as to 35,932 shares; and RP has sole voting and dispositive power as to 114,436 shares.
     Mr. Whitworth, Mr. Batchelder and Mr. Reed are the Managing Members of RILLC, in which capacity they share voting control and dispositive power over the securities listed.

 (8) Includes (i) stock options for 53,750 shares that are currently exercisable or become exercisable before August 29, 2000 under the Company's stock option plans; and (ii) 1,964 shares held under the 401(k) Plan with respect to which Mr. Wills has voting but no investment power.

 (9) Includes (i) stock options for 65,000 shares that are currently exercisable or become exercisable before August 29, 2000 under the Company's stock option plans; and (ii) 2,796 shares held under the 401(k) Plan with respect to which Mr. Meyer has voting but no investment power.

 (10) Includes (i) stock options for 29,500 shares that are currently exercisable or become exercisable before August 29, 2000 under the Company's stock option plans; and (ii) 1,386 shares held under the 401(k) Plan with respect to which Mr. Dalton has voting but no investment power.

 (11) Includes (i) stock options for 23,750 shares that are currently exercisable or become exercisable before August 29, 2000 under the Company's stock options plans; (ii) 5,000 bonus shares that are subject to forfeiture to the Company under certain conditions; and (iii) 1,684 shares held under the 401(k) Plan with respect to which Mr. Slade has voting but no investment power.

 (12) Includes (i) stock options for 19,000 shares that are currently exercisable or become exercisable before August 29, 2000 under the Company's stock option plans; and (ii) 1,762 shares held under the 401(k) Plan with respect to which Mr. Coreson has voting but no investment power.

 (13) Includes (i) stock options for 25,000 shares that are currently exercisable or become exercisable before August 29, 2000 under the Company's stock option plans; and (ii) 2,163 shares held under the 401(k) Plan with respect to which Mr. Neun has voting but no investment power.

 (14) Includes (i) 37,360 unvested or deferred shares held by the Company for the account of Non-Employee Directors pursuant to the Stock Compensation Plan for Non-Employee Directors; (ii) stock options for 261,000 shares that are currently exercisable or become exercisable before August 29, 2000 under the Company's stock option plans (including the Stock Incentive Plan; (iii) 5,000 shares that have been granted subject to forfeiture under certain conditions pursuant to the Company's Stock Incentive Plan; (iv) 11,755 shares held under the 401(k) Plan with respect to which officers and directors have voting but no investment power; and (v) 14,909 shares owned by, or in trust for, members of the families of officers and directors, of which such officers and directors disclaim beneficial ownership.

    DIRECTORS' COMPENSATION. Directors who are not employees of the Company receive an annual retainer of $30,000, plus an additional $3,000 for a committee chairman. Half of the annual retainer is paid currently in cash, except that directors can elect to receive Common Shares of the Company instead of cash. Non-employee directors receive the remaining one-half of the annual retainer in the form of Common Shares of the Company. The shares are issued pursuant to the Non-Employee Directors' Stock Compensation Plan. Under this plan, every five years a non-employee director receives Common Shares valued at five times the stock portion of the annual retainer. These shares vest over five years based on continued service as a director. Non-employee directors also receive $1,200 for each meeting of the board of directors attended and $900 for each committee meeting attended, with the exception of committee meetings held during the time normally scheduled for a board meeting. Directors who are employees of the Company receive no separate compensation as directors. Directors can elect to receive meeting and committee chair fees in stock, rather than cash.

    Directors receive annually, on the day following the shareholder's annual meeting, fully vested options for 5,000 Common Shares, with an option price equal to the fair market value of the stock as of the close of trading on the immediately preceding day.

    Under the Non-Employee Directors' Deferred Compensation Plan, directors who are not employees may elect to have all or part of their annual cash retainers and meeting fees credited to a deferred compensation cash account. Amounts credited to the account will accrue interest based on the 10-year U.S. Treasury Notes rate adjusted at the end of each calendar quarter. Such deferred amounts will be paid in a single lump-sum payment or in up to five equal annual installments to commence in January after the director ceases to serve on the board or becomes age 65 or older, as specified. Non-employee directors may also elect to defer receipt of stock under the Non-Employee Directors' Deferred Compensation Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table discloses compensation received by the Company's Chief Executive Officer, the four remaining most highly paid executive officers, the former Chief Executive Officer and two former executive officers of the Company (collectively, the "Named Officers") for services rendered as executive officers for the last three fiscal years.

                                                                                               LONG TERM
                                                                                              COMPENSATION
                                                                                        ------------------------
                                                 ANNUAL COMPENSATION                      AWARDS       PAYOUTS
                                 ----------------------------------------------------   -----------   ----------
                                                                                        SECURITIES
                                                                        OTHER ANNUAL    UNDERLYING       LTIP        ALL OTHER
                                             SALARY       BONUS         COMPENSATION      OPTIONS      PAYOUTS      COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR        ($)        ($)(1)           ($)(2)         (#)(3)        ($)(4)         ($)(5)
---------------------------      --------   ---------   ----------     --------------   -----------   ----------   --------------
Richard H. Wills...............    2000     $341,154    $1,050,623        $103,812(6)     195,000     $  455,020     $  317,790(7)
  Chief Executive Officer          1999      250,192             0           7,320         30,000              0          9,957
  and President                    1998      215,192       160,071          45,230         21,000              0          9,038

Jerome J. Meyer................    2000     $745,000    $2,260,915        $ 16,920        130,000     $1,940,380     $  428,200(8)
  Chairman of the Board            1999      732,307             0          33,360        106,000              0        340,522
                                   1998      705,577     1,067,207          29,670         52,500        578,972        332,524

James F. Dalton................    2000     $224,615    $  757,464(9)     $  1,800         57,000     $  200,500     $  142,398(7)
  Vice President                   1999      208,462             0           2,400         22,000              0          9,608
  General Counsel                  1998      164,615       178,175               0          5,000              0          8,542
  and Secretary

Colin L. Slade(10).............    2000     $243,269    $  468,749        $  3,252         35,000     $  234,834     $   11,140
  Vice President and
  Chief Financial Officer

David E. Coreson(10)...........    2000     $233,885    $  410,252        $    702         37,000     $   82,719     $   10,998
  Vice President,
  Central Operations

Carl W. Neun...................    2000     $439,685    $  905,319        $  7,920         50,000     $  704,900     $2,346,700(11)
  Sr. Vice President               1999      430,385             0          16,320         70,000              0        303,826
  and Chief Financial Officer,     1998      413,269       429,391          16,560         30,000        385,981        301,877
  until Jan. 20, 2000

Gerald K. Perkel...............    2000     $253,611    $  595,536        $  5,580         13,000     $        0     $    4,846
  Vice President and President,    1999      328,654             0          11,760         43,000              0          9,847
  Color Printing and Imaging       1998      307,885       326,410          11,955         24,000        192,991         99,905(7)
  Division until Dec. 31, 1999

----------------------------------

 (1) Includes (i) amounts paid or deferred under the Annual Performance Improvement Plan; (ii) amounts paid under the Company's Results Sharing Plan; and (iii) performance bonuses.

 (2) Except as otherwise indicated, represents dividends paid on performance shares.

 (3) Options were granted in the year indicated. Additional information regarding the options during fiscal year 2000 is set forth in the table on page 11.

 (4) Represents the fair market value of long-term performance awards of shares. The shares became vested based on the Company's performance during the three fiscal years ending in the year indicated in the Summary Compensation table.

 (5) Except as otherwise indicated, represents amounts contributed by the Company under the Company's 401(k) Plan.

 (6) For Mr. Wills, includes performance share dividends in the amount of $3,960, reimbursement of overseas moving expenses in the amount of $33,903, and compensation for overseas services in the amount of $65,949.

 (7) Includes credits to the Supplemental Executive Retirement Plan, which was terminated for years after fiscal year 2000. Benefits under the Plan are subject to length of service requirements. For 2000, the amount credited was $305,280 for Mr. Wills and $131,652 for Mr. Dalton.

 (8) Includes nonrefundable costs incurred by the Company in connection with a split dollar life insurance arrangement which provides certain retirement and death benefits to the Named Officer. For 2000, the amount included was $409,703 for Mr. Meyer. See "Employment Arrangements."

 (9) Also includes a special stock award of 1,620 Common Shares with a value of $114,534 for Mr. Dalton.

 (10) Mr. Slade and Mr. Coreson became executive officers during 2000. Table excludes compensation for years when they were not executive officers.

 (11) Mr. Neun resigned as an officer of the Company, effective January 20, 2000. Pursuant to a separation agreement entered into with the Company, Mr. Neun received or will receive certain benefits from the Company, including the following: (a) a cash severance payment of $876,000,
      (b) accelerated vesting of all unvested options and extension of the expiration dates of options by up to five years, (c) payment of retirement health plan premiums for up to 24 months, (d) outplacement services,
      (e) a lump sum payment of $1,105,488 under Mr. Neun's Supplemental Executive Retirement Agreement, and (f) premium payments and interest under a split dollar life insurance policy and reimbursement of related tax obligations in the amount of $351,345 for 2000. In connection with his resignation, Mr. Neun agreed to certain non-competition and non-solicitation agreements.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information on stock options awarded to Named Officers under the Company's 1998 Stock Option Plan during the last fiscal year.

                                                    INDIVIDUAL GRANTS
                              -------------------------------------------------------------
                                                    PERCENT OF
                                  NUMBER OF        TOTAL OPTIONS
                                  SECURITIES        GRANTED TO     EXERCISE OR                 GRANT DATE
                              UNDERLYING OPTIONS   EMPLOYEES IN    BASE PRICE    EXPIRATION   PRESENT VALUE
NAME                            GRANTED(#)(1)       FISCAL YEAR      ($/SH)         DATE         ($)(2)
----                          ------------------   -------------   -----------   ----------   -------------
Richard H. Wills............        20,000              1.2%         $26.500       6/22/04      $  228,800
                                   175,000             10.8%         $40.125       1/20/10      $3,129,000

Jerome J. Meyer.............        80,000              4.9%         $26.500       6/22/04      $  915,200
                                    50,000              3.1%         $40.125       1/20/10      $  894,000

James F. Dalton.............        20,000              1.2%         $26.500       6/22/04      $  228,800
                                    37,000              2.3%         $40.125       1/20/10      $  661,560

Colin L. Slade..............        35,000              2.2%         $40.125       1/20/10      $  625,800

David E. Coreson............        37,000              2.3%         $40.125       1/20/10      $  661,560

Carl W. Neun................        50,000              3.1%         $26.500       6/22/04      $  572,000

Gerald K. Perkel............        13,000              0.8%         $26.500       6/22/04      $  148,720

------------------------

(1) Reflects grants made in June 1999 and January 2000. Each of the options was granted at 100% of the fair market value on the date of grant pursuant to the Company's 1998 Stock Option Plan. Each option becomes exercisable to the extent of 25% of the shares in six-month increments (except that Mr. Meyer's option for 50,000 shares was immediately exercisable in full), and the optionee may exercise the option provided that the optionee has been continuously employed by the Company or one of its subsidiaries. Under the terms of the Company's 1998 Stock Option Plan, each of the options is subject to accelerated vesting in the event of a future change in control of the Company or the occurrence of certain events indicating an imminent change in control of the Company. Under the 1998 Stock Option Plan vesting is also accelerated upon the death or disability of the optionee.

(2) Although the Company believes that it is not possible to place a value on an option, in accordance with the rules of the Securities and Exchange Commission, the Company has used a modified Black-Scholes model of option valuation to estimate grant date present value. The actual value realized, if any, may vary significantly from the values estimated by this model. Any future values realized will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised. The assumptions used to estimate the June 22, 1999 grant date present value were volatility (56.32%), risk-free rate of return (6.15%), dividend yield (0%), and time to exercise (3 years). The assumption used to estimate the January 20, 2000 grant date present value were volatility (58.54%), risk-free rate of return (6.33%), dividend yield (0%), and time to exercise (3 years).

AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table indicates (i) stock options exercised by the Named Officers during the last fiscal year; (ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of May 27, 2000; and (iii) the fiscal year-end value of "in-the-money" unexercised options.

                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                           NUMBER OF                        AT FISCAL YEAR END         AT FISCAL YEAR END(1)(2)
                        SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
NAME                      ON EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    ---------------   -----------   -----------   -------------   -----------   -------------
Richard H. Wills......       22,500       $  871,099       28,500        202,500      $  279,812      $2,363,750
Jerome J. Meyer.......      146,000       $5,377,609      144,500        101,500      $2,247,333      $2,226,750
James F. Dalton.......       18,250       $  670,618       24,750         60,500      $  411,047      $  891,875
Colin L. Slade........       19,970       $  636,244       21,650         48,250      $  503,746      $  685,748
David E. Coreson......       14,513       $  444,533        9,500         45,000      $  184,644      $  555,965
Carl W. Neun..........      104,250       $3,668,968       97,500              0      $1,795,468      $        0
Gerald K. Perkel......      132,500       $1,374,051            0              0      $        0      $        0

------------------------

(1) The value realized or the unrealized value of in-the-money options at year-end represents the aggregate difference between the market value on the date of exercise, or at May 27, 2000 in the case of the unrealized values, and the applicable exercise prices. The closing price of the Company's Common Shares on the last trading day of the fiscal year was $50.1875.

(2) "In-the-money" options are options whose exercise price was less than the market price of Common Shares at May 27, 2000.

CASH BALANCE PLAN

    The Tektronix Cash Balance Plan is an integrated, account-based, defined benefit plan funded entirely by the Company. Employees who are officers or directors of the Company participate in the Cash Balance Plan on the same basis as other employees. Employees outside the U.S. are covered under different retirement plans varying from country to country.

    The Retirement Equalization Plan is a supplemental plan to the Tektronix Cash Balance Plan to provide covered officers and other covered employees with the total amount of retirement income that they would otherwise receive under the Cash Balance Plan but for legislated ceilings in compliance with certain sections of the Internal Revenue Code which limit retirement benefits payable from qualified plans.

    Under the provisions of the Cash Balance Plan, a cash balance account is established for each participant at plan entry and increased over time with pay and interest credits. Pay credits are equal to 3.5% of eligible pay and are credited to each participant's cash balance account as of each payroll. The plan is integrated with Social Security and pay credits increase to 7.0% of pay once a participant's earnings exceed the Social Security wage base for that year. Interest credits are based on one-year Treasury Bill rates and are credited to a participant's cash balance account as of each month end. At termination of employment, a participant (if vested) becomes entitled to receive his or her cash balance account in a single payment or have it converted to a monthly annuity payable for life (or over a joint lifetime with his or her beneficiary). Payment can be delayed until the participant reaches age 65.

    Certain special provisions apply for employees who were active participants under the Tektronix Pension Plan as of December 31, 1997. Effective January 1, 1998 (the date the Tektronix Pension Plan was amended to become the Tektronix Cash Balance Plan), an initial cash balance account based on the benefit levels provided under the Tektronix Pension Plan was established for each eligible employee employed on or before December 31, 1997. In addition, pay credits for these employees are 4.5% instead of 3.5%, and pay credits increase to 9.0% of pay once a participant's earnings exceed the Social Security wage base for that year. A special transition benefit applies for employees age 40 and vested as of December 31, 1997 or employees with 15 or more years of service as of December 31, 1997, regardless of age, and who qualify for early retirement at termination.

    Estimated annual benefits payable upon retirement at normal retirement age to each of the Named Officers under the Tektronix Cash Balance Plan and the Retirement Equalization Plan are as follows: Mr. Wills: $11,377; Mr. Meyer:
$59,932; Mr. Dalton: $4,114; Mr. Slade: $6,293; Mr. Coreson: $23,210; Mr. Neun:
$20,271; and Mr. Perkel: $13,934.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

    Each of the Named Officers who is an employee has an Executive Severance Agreement or similar agreement with the Company pursuant to which the officer would receive severance pay in the event that his employment is terminated by the Company other than for cause, death or disability. Upon such termination, the officer would receive a severance payment generally equal to his or her annual base salary (except that Mr. Meyer and Mr. Wills would each receive twice his annual base salary), benefits under certain of the Company's incentive plans prorated for the portion of the year during which the officer was a participant and certain outplacement and insurance benefits. No benefits are payable under the Executive Severance Agreement if the officer receives severance payments under any other agreement with the Company. Mr. Meyer's Executive Severance Agreement has been amended to obligate the Company to continue to make payments required under Mr. Meyer's split dollar insurance arrangement until Mr. Meyer reaches age 64 notwithstanding any prior termination of employment. See "Employment Arrangements."

    Each of the Named Officers who is an employee has an employment agreement with the Company pursuant to which, in the event of a tender or exchange offer for more than 25% of the Company's outstanding stock, the officer has agreed to remain with the Company until such offer has been terminated or abandoned or a change in control of the Company has occurred. Except for this agreement by the officer to remain so employed by the Company, either the Company or the officer may terminate the employment at any time, subject to the Company's obligation to provide benefits specified in the agreement following a change in control. The agreements continue in effect until December 31, 2000, and are generally automatically renewed on an annual basis. Prior to a change in control, the Company may terminate any of the agreements (other than the agreement with Mr. Meyer) if there is a change in the officer's position other than as a result of a promotion. In the event the officer is terminated within 24 months following a change in control, the officer is entitled to a cash severance payment equal to three times his or her annual base salary based on the salary in effect prior to termination and certain relocation and insurance benefits. However, such amounts will not be payable if termination is due to death, normal retirement or voluntary action of the officer other than for good reason, or by the Company for cause or permanent disability.

EMPLOYMENT ARRANGEMENTS

    In connection with his employment as Chairman, Chief Executive Officer and President, which began in November 1990, the Company agreed to provide Jerome J. Meyer with supplemental retirement benefits which, together with retirement benefits from his previous employer and amounts payable under the Company's Pension Plan and Retirement Equalization Plan, would result in an annual retirement benefit upon retirement at age 62 equal to 50% of his final average pay, which for this purpose is the average of the three highest year's annual cash compensation received by him for his final five years. In 1993 the Company entered into a split dollar life insurance arrangement designed to fund a substantial portion of this supplemental retirement obligation. Amounts paid by the Company under this split dollar arrangement are included in the Summary Compensation Table. On
January 20, 2000, Mr. Meyer resigned his position as President and Chief Executive Officer. He continues as the Chairman of the Board and remains an employee of the Company. Mr. Meyer's current compensation is fixed at $745,000 per year, which is less than the annual retirement benefit that he would receive if he were to retire.

               ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

ORGANIZATION AND COMPENSATION COMMITTEE

    The Organization and Compensation Committee of the board of directors (the "Committee") consists of five independent directors. Pursuant to authority delegated by the board of directors, the Committee approves compensation of executive officers, including the chief executive officer. The Committee is responsible for assisting in the development of and approving executive compensation programs and administering the Company's stock incentive and executive compensation plans. The Committee reviews and assists in the development of an organizational structure and programs that will attract, retain and promote executives to meet the present and future leadership needs of the Company, including succession planning for senior management positions.

OVERALL POLICY

    The board of directors and the Committee believe that the Company's total executive compensation programs should be related to short and long-term corporate performance and improvement in shareholder value. The Company has developed a total compensation strategy that ties a significant portion of executive compensation to achieving pre-established financial results and appreciation of the Company's common share price. The primary objective of these executive compensation programs is to:

    - Attract and retain talented executives;

    - Motivate executives to achieve long-term business strategies while achieving near-term financial targets;

    - Align executive performance with Tektronix' goals for delivering shareholder value; and

    - Provide incentive for consistently achieving Tektronix' goal for return on equity or assets.

    The Company has base pay, annual incentive and long-term incentive compensation programs for its executives, as well as retirement and 401(k) plans. These programs are designed both to support the Company's stated compensation policy and to offer compensation that is competitive with compensation offered by companies of similar size and complexity within high technology electronics and similar industries. The Committee uses comparative information from a group of companies in the high technology industry for establishing executive compensation and Company performance goals. The Committee also relies on advice from outside compensation and benefits consultants.

BASE SALARIES

    Base salaries for executive officers are initially determined by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace for corporate executives, including a comparison to base salaries for comparable positions at other similarly sized high technology companies. Median levels of base pay provided by comparator companies form the primary reference in determining the salaries of executive officers.

    Annual salary adjustments are determined by evaluating the performance of the Company and each executive officer, and also take into account any new responsibilities as well as salaries for comparable positions at peer companies. The Committee, when appropriate, also considers non-financial performance measures that focus attention on improvement in management processes such as inventory turns, timely new product introductions and development of key contributors.

ANNUAL PERFORMANCE IMPROVEMENT PLAN

    Tektronix' executive officers are eligible to participate in the Company's Annual Performance Improvement Plan (APIP), an annual cash incentive compensation plan. For the last fiscal year, Company and, where appropriate, business unit performance objectives were established at the beginning of the fiscal year. Participants' performance measurements had established thresholds and targets that determined the amount of cash payments under the plan. The Company's performance objectives for the last fiscal year were specified levels of net sales and operating income before income taxes (excluding nonrecurring items at the discretion of the Committee). Incentive target performance is based on the Company's annual operating plan approved by the board of directors. For the last fiscal year, financial and quantitative measures represented 100% of the basis for any incentive award to an executive officer provided by the plan. To ensure that executive officers would not receive incentive payments under the plan if employees generally did not receive Results Sharing Plan payments under the plan described below, it was a condition to payments being made under the plan that the annual threshold for Results Sharing must be met. The Committee establishes target incentive opportunities based on the responsibilities of the position, the ability of the position to impact financial and corporate goals and a comparison of incentives provided to comparable positions at other similarly sized electronics companies, with incentives targeted to provide total annual cash compensation at the median level provided by comparable companies.

RESULTS SHARING PLAN

    Most employees of Tektronix, not including executive officers and other participants in APIP, participate in the Results Sharing Plan. In general, benefits from the Results Sharing Plan are based on consolidated operating income, to the extent that operating income before results sharing and other incentives (excluding nonrecurring items at the discretion of the chief executive officer) exceeds a threshold amount that is determined in advance for each year. Accordingly, the Results Sharing Plan requires employees to produce a predetermined threshold of operating income for the shareholders before receiving any benefits. Payments under this plan are calculated as a percent of base pay, range upward from zero at the threshold and are made quarterly.

STOCK OPTIONS AND RESTRICTED STOCK

    To align shareholder and executive officer interests and to create incentives for improving shareholder value, the long-term component of the Company's executive compensation program uses grants whose value is related to the value of Company Common Shares. The awards provide rewards to executives upon creation of incremental shareholder value and the attainment of long-term goals. The Committee expects that stock option awards will be made annually to executive officers, while restricted stock is granted on a selective basis. Key executives are encouraged to accumulate stock ownership. Grants of stock options are made under the 1998 Stock Option Plan or the Stock Incentive Plan. Grants of restricted stock are made under the Stock Incentive Plan.

    Stock options are generally awarded annually, and at the same time that awards are made to key contributors who are not executive officers. The size of stock option award levels (including awards to the chief executive officer) reflect job responsibilities and based in part on compensation data from a comparative group of electronics companies. Awards are designed to provide compensation opportunities at target at the median of awards for similar positions in the high technology electronics industry for slightly higher performance levels, with the opportunity at above target performance in the high range of values for similar positions based on high levels of performance to achieve these values. The Company continues to grant stock options at fair market value to new executive officers as a further inducement to join the Company. Stock options provide incentive for the creation of shareholder value over the long term because the full benefit of the compensation package cannot be realized unless the price of Company Common Shares appreciates over a specified number of years. Options awarded during the last fiscal year were awarded at the current fair market value of Tektronix Common Shares. These options have a ten-year term and fully vest two years from the grant date (25% in six-month increments).

    Restricted stock awards are granted occasionally to executive officers under the Stock Incentive Plan. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the committee lapse. Typically, recipients of restricted stock are not required to provide consideration other than the rendering of services and, in some cases, recipients must also achieve specified performance levels.

    During fiscal year 2000, the Company discontinued making grants of shares that were contingent upon the Company's performance over a three-fiscal-year period. Amounts shown as "LTIP Payouts" for the 2000 fiscal year in the Summary Compensation Table represent final payouts for early discontinuation of the grants made in fiscal year 1999 for the 1999 through 2001 performance period, and final payments for the grants made in 1998 for the 1998 through 2000 performance period. There are no remaining shares to be distributed under this discontinued program.

RETIREMENT PLANS

    The Company makes contributions for eligible employees (including executive officers) under its Cash Balance Plan (see "Cash Balance Plan") and its 401(k) Plan. Under the 401(k) Plan, eligible employees may elect to have up to 15% of their pay contributed to the plan, subject to certain tax limitations. The Company makes matching contributions up to 4% of the participant's compensation, subject to tax limitations. The Company also makes fixed contributions equal to 2% of the participant's compensation. All fixed contributions by the Company are invested entirely in Common Shares of the Company. All matching contributions are in cash.

DEDUCTIBILITY OF COMPENSATION

    Section 162(m) of the Internal Revenue Code of 1986, as adopted in 1993, limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year after fiscal 1994. The $1,000,000 cap on deductibility will not apply to compensation that qualifies as "performance-based compensation". Under the regulations, performance-based compensation includes compensation received through the exercise of a non-statutory stock option that meets certain requirements. This option exercise compensation is equal to the excess of the market price at the time of exercise over the option price and, unless limited by Section 162(m), is generally deductible by the Company. It is the Company's current policy generally to grant options that meet the requirements of the proposed regulations, and the Company believes that compensation paid under its stock option plans qualifies as deductible under Section 162(m). Qualifying compensation for deductibility under Section 162(m) is one of many factors the Committee considers in determining executive compensation arrangements. Deductibility will be maintained when it does not conflict with compensation objectives.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    On January 20, 2000, Mr. Richard H. Wills was elected President and Chief Executive Officer. Mr. Jerome J. Meyer was Chairman of the Board, President and Chief Executive Officer prior to Mr. Wills' election, and is currently the Chairman of the Board. In June 2000, the Committee set Richard H. Wills salary at $450,000, representing an increase of 12.5% from his starting salary when he was elected Chief Executive Officer in January 2000. The Committee took into account a comparison of base salaries, perquisites and incentives for chief executive officers of peer companies, the Company's success in meeting its performance objectives and increasing shareholder value and the assessment by the Committee of Mr. Wills' individual performance and contributions. The Committee believes that Mr. Wills' annual base salary falls within the competitive range of salaries for similar positions at similar companies.
Mr. Wills' participation in the Annual Performance Improvement Plan (APIP) for the last fiscal year was tied to the Company's achieving pre-established levels of net sales and operating income before results sharing and other incentives. The Committee believes that Mr. Wills' targeted APIP level was within the middle range of bonus opportunities for similar positions at similar companies.
Mr. Wills APIP award for the last fiscal year was $1,006,103. In January 2000, Mr. Wills was granted stock options for 175,000 shares. A significant portion of Mr. Wills' compensation for the 2000 fiscal year was based on the financial performance of the Company. The Committee has placed a strong emphasis on using pay for performance in compensating its executive officers and believes that the Company's performance-based compensation arrangements are achieving effective results for the Company and shareholders.

    Committee report submitted by:

    Paul C. Ely, Chairman
    Pauline Lo Alker
    David N. Campbell
    Frank C. Gill
    Merrill A. McPeak

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

    The graph below compares the cumulative total shareholder return on the Company's Common Shares with the Standard & Poor's 500 Stock Index and the Standard & Poor's High Technology Composite Index. The graph assumes $100 invested on May 27, 1995 in Tektronix Common Shares and $100 invested at that time in each of the S&P indexes. The comparison assumes that all dividends are reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                      S&P HI-TECH
Fiscal Year  S&P 500    Composite  Tektronix
1995         $100.00      $100.00    $100.00
1996         $128.44      $132.47     $83.72
1997         $166.22      $192.57    $128.05
1998         $217.23      $240.13    $129.33
1999         $262.90      $389.37     $80.02
2000         $290.45      $565.22    $186.70

ITEM 2.  PROPOSAL TO APPROVE THE 2000 EMPLOYEE STOCK PURCHASE PLAN

    The Board of Directors believes that the availability of a plan allowing all employees to purchase stock is an important factor in the Company's ability to attract and retain experienced and talented employees, and to provide an incentive for better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success. The proposed 2000 Employee Stock Purchase Plan (the "Plan") is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986. The Plan permits all full-time employees of the Company and designated subsidiaries to acquire Common Shares through regular payroll deductions of up to 10% of base pay plus commissions. Certain provisions of the Plan are summarized below. The complete text of the Plan is attached to this proxy Statement as Exhibit A.

DESCRIPTION OF THE PLAN

    SHARES RESERVED FOR THE PLAN. The Plan reserves 750,000 shares (subject to adjustment for changes in capitalization) for issuance pursuant to employee purchases through payroll deductions under the Plan.

    ELIGIBILITY. Except as described below, all full-time employees of the Company and designated subsidiaries who have at least one month of service, including employees who are officers or directors, are eligible to participate in the Plan. Any employee who owns or would be deemed to own 5% or more of the voting power or value of all classes of stock of the Company is ineligible to participate in the Plan. Rights to purchase shares under the Plan are not transferable.

    PLAN OFFERINGS AND PURCHASE OF SHARES. The Plan provides for a series of six-month offerings ("Offerings"), with a new Offering commencing on January 1 and July 1 of each year and ending on June 30 and December 31, respectively. On the first trading day of each Offering (the "Offering Date"), each eligible participating employee will automatically be granted an option to purchase Common Shares to be automatically exercised on the last trading day of the Offering (the "Purchase Date"). The Plan includes special rules for participation by persons who become eligible employees during an Offering. No option shall permit an employee to purchase more than 1,000 shares (subject to adjustments for changes in capitalization) or permit an employee's right to purchase shares under the Plan to accrue at a rate that exceeds $25,000 of fair market value (determined at the Offering Date) for each calendar year that the option is outstanding. Each eligible employee may elect to participate in the Plan by filing a subscription and payroll deduction authorization. Shares may be purchased under the Plan only through payroll deductions of not more than 10% of an employee's base pay plus commissions. On the Purchase Date the amounts withheld will be applied to purchase shares for the employee from the Company. The purchase price will be the lesser of 85% of the closing market price of the Common Shares on the Offering Date or on the Purchase Date. The first Offering under the Plan shall commence on January 1, 2001.

    An employee may terminate participation in the Plan by written notice to the Company at least 10 days before the Purchase Date. The employee will then receive all funds withheld from his or her pay and not yet used to purchase shares. No interest will be paid on funds withheld from employees. An employee may reinstate participation in the Plan, but only after the first Purchase Date following termination. The rights of employees under the Plan are not transferable. An employee may not amend a payroll deduction authorization except for an amendment effective for the first paycheck following a purchase date.

    ADMINISTRATION. The Board of Directors administers the Plan. The Board of Directors may delegate to any committee of the Board the authority for general administration of the Plan. The Board of Directors may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, decide any question of interpretation of the Plan or rights arising thereunder and generally supervise the administration of the Plan. The Company will pay all expenses of the Plan other than commissions on sales of shares for employees' accounts.

    CUSTODIAN. An independent custodian maintains the records under the Plan. Shares purchased by employees under the Plan are delivered to and held by the custodian on behalf of the employees. By appropriate instructions from an employee, all or part of the shares may be sold or transferred into the employee's own name and delivered to the employee.

    AMENDMENTS. The Board of Directors may amend the Plan, except that without the approval of the shareholders of the Company, the Plan may not be amended to increase the number of reserved shares or decrease the purchase price of shares. The Board of Directors may terminate the Plan at any time, except that termination will not affect outstanding options.

TAX CONSEQUENCES

    THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND EMPLOYEES PARTICIPATING IN THE PLAN. FEDERAL INCOME TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPATING EMPLOYEE WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPATING EMPLOYEE HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

    The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986. Under the Internal Revenue Code of 1986, employees are not taxed on income or gain with respect to the Plan either at the Offering Date or at the Purchase Date. If an employee disposes of the shares purchased under the Plan more than one year after the date of purchase and more than two years after the Offering Date, the employee will be required to report as ordinary compensation income for the taxable year of disposition an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition over the purchase price or (2) 15% of the fair market value of the shares on the Offering Date. Any gain on the disposition in excess of the amount treated as ordinary compensation income will be capital gain. In the case of such a disposition, the Company will not be entitled to any deduction from income.

    If an employee disposes of shares purchased under the Plan including by way of gift (but not death, bequest or inheritance) within either the one-year or the two-year holding periods described above (a "disqualifying disposition"), the employee will be required to report the excess of the fair market value of the shares on the Purchase Date over the purchase price as ordinary compensation income for the year of disposition. Any difference between the fair market value of the shares on the Purchase Date and the disposition price will be capital gain or loss, either short-term or long-term depending upon the employee's holding period for the shares. In the event of a disqualifying disposition, the Company will be entitled to a deduction from income in the year of such disposition equal to the amount that the employee is required to report as ordinary compensation income. The Company will treat any transfer of record ownership of shares as a disposition, unless it is notified to the contrary.

    The Plan is not subject to any of the provisions of ERISA nor is it qualified under Section 401(a) of the Code.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the Plan be approved. If a quorum is present at the annual meeting, the amendment to the Plan will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote on the Plan. The proxies will be voted for or against the Plan, or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of the Common Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and beneficial owners of more than 10% of the Common Shares are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors, and 10% stockholders were complied with during the last fiscal year, with the following exceptions: A. M. Gleason, a former director, filed one late report of one transaction involving a stock sale; and Mr. Thorsteinson, a former executive officer, filed one amended report of one transaction involving a stock sale.

                                    AUDITORS

    The board of directors has selected Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                 OTHER MATTERS

    SHAREHOLDER PROPOSALS IN THE COMPANY'S PROXY STATEMENT. Shareholders wishing to submit proposals for inclusion in the Company's proxy statement for the 2001 annual meeting of shareholders must submit the proposals for receipt by the Company not later than April 20, 2001.

    SHAREHOLDER PROPOSALS NOT IN THE COMPANY'S PROXY STATEMENT. Shareholders wishing to present proposals for action at this annual meeting or at another shareholders' meeting must do so in accordance with the Company's bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder's notice must be in writing, delivered or mailed (postage prepaid) to and received by the Secretary not less than 45 days nor more than 120 days prior to the date on which the corporation first mailed its proxy materials for the prior year's annual meeting of shareholders, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the previous year's annual meeting, notice by the shareholder, to be timely, must be received by the Secretary not later than the close of business on the later of the 75thday prior to such annual meeting or the 10th day following the day on which public announcement of the date of the meeting was first made. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (b) the name and record address of the shareholder proposing the business, (c) the number of Common Shares of the Company that the shareholder owns or is entitled to vote, and
(d) any material interest of the shareholder in the business to be brought before the meeting. The chairman of the meeting may, if the facts warrant, determine and declare that the business was not properly brought before the meeting in accordance with the Company's bylaws. The Company's 2001 annual meeting of shareholders is expected to be held on September 20, 2001. Any notice relating to a shareholder proposal for the 2001 annual meeting, to be timely, must be received by the Company by July 4, 2001.

    SHAREHOLDER NOMINATIONS FOR DIRECTORS. Shareholders wishing to directly nominate candidates for the board of directors at an annual meeting must do so in writing, in accordance with the Company's bylaws, delivered or mailed (postage prepaid) to and received by the Secretary not less than 45 days nor more than 120 days prior to the date on which the corporation first mailed its proxy materials for the prior year's annual meeting of shareholders, provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the previous year's annual meeting, the nomination must be received by the Secretary not later than the close of business on the later of the 75th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the meeting was made. The notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and, if known, residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the number of Common Shares of the Company which are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed for nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the executed consent of each nominee to serve as a director of the Company if elected. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to the Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be given (a) if given by any shareholder who made a demand for the meeting, concurrently with the delivery of such demand, and (b) otherwise, not later than the close of business on the 10th day following the day on which the notice of the special meeting was mailed. Such notices of nominations at annual or special meetings shall include a signed consent to serve as a director of the Company if elected. The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the chairman does so, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

    While the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the board of directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.

                     INFORMATION AVAILABLE TO SHAREHOLDERS

    The Company's 2000 Annual Report is being mailed to shareholders with this proxy statement. Copies of the 2000 Annual Report and the Form 10-K, including financial statements and financial schedules, filed with the Securities and Exchange Commission may be obtained without charge from the Secretary, P.O. Box 500, Beaverton, Oregon 97077-0001. The Company's annual report is also available on its Website at www.tektronix.com.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                      James F. Dalton, SECRETARY

August 18, 2000

                                                                       EXHIBIT A

                                TEKTRONIX, INC.
                       2000 EMPLOYEE STOCK PURCHASE PLAN

    1. PURPOSE OF THE PLAN. Tektronix, Inc. (the "Company") believes that ownership of shares of its Common Shares by employees of the Company and its Participating Subsidiaries (hereinafter defined) is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success. The purpose of the Company's 2000 Employee Stock Purchase Plan (the "Plan") is to provide a convenient means by which employees of the Company and Participating Subsidiaries may purchase the Company's shares through payroll deductions and a method by which the Company may assist and encourage such employees to become share owners.

    2. SHARES RESERVED FOR THE PLAN. There are 750,000 shares of the Company's authorized but unissued or reacquired Common Shares, no par value, reserved for purposes of the Plan. The number of shares reserved for the Plan and other share amounts set forth in the Plan are subject to adjustment in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the outstanding Common Shares of the Company. The determination of whether an adjustment shall be made and the manner of any such adjustment shall be made by the Board of Directors of the Company, which determination shall be conclusive.

    3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Board of Directors. The Board of Directors may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. The Board of Directors may consult with counsel for the Company on any matter arising under the Plan. All determinations and decisions of the Board of Directors shall be conclusive. Notwithstanding the foregoing, the Board of Directors, if it so desires, may delegate to any committee of the Board the authority for general administration of the Plan.

    4. ELIGIBLE EMPLOYEES. Except as indicated below, all full-time employees of the Company and all full-time employees of each of the Company's subsidiary corporations which is designated by the Board of Directors of the Company as a participant in the Plan (such participating subsidiary being hereinafter called a "Participating Subsidiary") who have been employed by the Company or a Participating Subsidiary for at least one month before the last day to elect to participate in an offering under paragraph 6(a) of the Plan are eligible to participate in the Plan. Any employee who would, after a purchase of shares under the Plan, own or be deemed (under Section 424(d) of the Internal Revenue Code of 1986, as amended (the "Code")) to own stock (including stock subject to any outstanding options held by the employee) possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company, shall be ineligible to participate in the Plan. A "full-time employee" is one who is in the active service of the Company or a Participating Subsidiary excluding, however, any employee whose customary employment is less than 20 hours per week or whose customary employment is for not more than five months per calendar year.

    5. OFFERINGS. The Plan shall be implemented by a series of six-month offerings ("Offerings"), with a new Offering commencing on the following dates of each year:

COMMENCEMENT DATE                               ENDING DATE
-----------------                              -------------
January 1....................................  June 30
July 1.......................................  December 31

The first trading day of each Offering is the "Offering Date" and the last trading day of each Offering is the "Purchase Date" for the Offering. On each Offering Date, each eligible employee shall be granted an option under the Plan to purchase Common Shares on the Purchase Date for the price determined under paragraph 7 of the Plan exclusively through payroll deductions authorized under paragraph 6 of the Plan; provided, however, that
(a) no option shall permit the purchase of more than 1,000 shares, and (b) no option may be granted under the Plan that would allow an employee's right to purchase shares under all stock purchase plans of the Company and its parents and subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the date of grant) for each calendar year in which such option is outstanding.

    6.  PARTICIPATION IN THE PLAN.

        (a) INITIATING PARTICIPATION. An eligible employee may participate in an Offering under the Plan by filing with the Company no later than 10 days prior to the Offering Date, on forms furnished by the Company, a subscription and payroll deduction authorization. Once filed, a subscription and payroll deduction authorization shall remain in effect for subsequent Offerings unless amended or terminated. The payroll deduction authorization will authorize the employing corporation to make payroll deductions from each of the participant's paychecks during an Offering the participant is participating in. Payroll deductions from any paycheck may not exceed 10 percent of the gross amount of base pay plus commissions, if any, payable to the participant for the period covered by the paycheck. If payroll deductions are made by a Participating Subsidiary, that corporation will promptly remit the amount of the deductions to the Company.

        (b) AMENDING OR TERMINATING PARTICIPATION. After a participant has begun participating in the Plan by initiating payroll deductions, the participant may not amend the payroll deduction authorization except for an amendment effective for the first paycheck following a Purchase Date, but may terminate participation in the Plan at any time prior to the tenth day before a Purchase Date by written notice to the Company. A permitted change in payroll deductions shall be effective for any pay period only if written notice is received by the Company at least three business days prior to the payroll effective date published by the Company for that pay period. Participation in the Plan shall also terminate when a participant ceases to be an eligible employee for any reason, including death or retirement. A participant may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Upon termination of a participant's participation in the Plan, all amounts deducted from the participant's pay and not previously used to purchase shares under the Plan shall be returned to the participant.

    7. OPTION PRICE. The price at which shares shall be purchased in an Offering shall be the lower of (a) 85% of the fair market value of a Common Share on the Offering Date of the Offering or (b) 85% of the fair market value of a Common Share on the Purchase Date of the Offering. The fair market value of a Common Share on any date shall be the closing price of the Common Shares for such date as reported by The New York Stock Exchange or, if the Common Shares are not reported on The New York Stock Exchange, such other reported value of the Common Shares as shall be specified by the Board of Directors. If the Purchase Date or the Offering date is a day when The New York Stock Exchange is closed, the fair market value shall be the closing price of the common shares as of the close of the last trading day immediately preceding the Purchase Date or the Offering Date.

    8. SPECIAL RULES FOR NEW EMPLOYEES. If a person becomes eligible to participate in the Plan after the last day on which the person could otherwise have elected under paragraph 6(a) to participate in an Offering under the Plan and before April 30 or October 31 (as applicable) during that Offering, the new employee may nevertheless elect to participate in that Offering, but the "Offering Date" on which the new employee's option under the Plan is granted shall be the first trading day of the second calendar month following the month in which the new employee became a full-time employee. The "Purchase Date" for the new employee shall be the same day as it is for all other employees participating in the current Offering. To participate in the current Offering, a new employee must submit a subscription and payroll deduction authorization as provided for in paragraph 6(a) no later than 10 days prior to the new employee's Offering Date. For purposes of determining under paragraph 7 the price at which shares shall be purchased in an Offering by a new employee, "the fair market value of a Common Share on the Offering Date" shall be deemed to be the higher of the fair market value of a Common Share on the new employee's Offering Date or the fair market value of a Common Share on the initial Offering Date for the current Offering.

    9. PURCHASE OF SHARES. All amounts withheld from the pay of a participant shall be credited to his or her account under the Plan by the Custodian appointed under paragraph 10. No interest will be paid on such accounts, unless otherwise determined by the Board of Directors. On each Purchase Date, the amount of the account of each participant will be applied to the purchase of whole shares by such participant from the Company at the price determined under paragraph 7. Any cash balance remaining in a participant's account after a Purchase Date because it was less than the amount required to purchase a full share shall be retained in the participant's account for the next Offering Period; any other excess amount will be repaid to the participant.

    10. DELIVERY AND CUSTODY OF SHARES. Shares purchased by participants pursuant to the Plan will be delivered to and held in the custody of such investment or financial firm (the "Custodian") as shall be appointed by the Board of Directors. The Custodian may hold in nominee or street name certificates for shares purchased pursuant to the Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual participants. By appropriate instructions to the Custodian on forms to be provided for that purpose, a participant may from time to time obtain (a) transfer into the participant's own name of all or part of the shares held by the Custodian for the participant's account and delivery of such shares to the participant; (b) transfer of all or part of the shares held for the participant's account by the Custodian to a regular individual brokerage account in the participant's own name, either with the firm then acting as Custodian or with another firm, or (c) sale of all or part of the shares held by the Custodian for the participant's account at the market price at the time the order is executed and remittance of the net proceeds of sale to the participant. Upon termination of participation in the Plan, the participant may elect to have the shares held by the Custodian for the account of the participant transferred and delivered in accordance with (a) above, transferred to a brokerage account in accordance with (b), or sold in accordance with (c).

    11. RECORDS AND STATEMENTS. The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date each participant will receive a statement showing the activity of his account since the preceding Purchase Date and the balance on the Purchase Date as to both cash and shares. Participants will be furnished such other reports and statements, and at such intervals, as the Board of Directors shall determine from time to time.

    12. EXPENSE OF THE PLAN. The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan and on delivery of shares to a participant or into his or her brokerage account. The Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a participant. Expenses to be paid by a participant will be deducted from the proceeds of sale prior to remittance.

    13. RIGHTS NOT TRANSFERABLE. The right to purchase shares under this Plan is not transferable by a participant, and such right is exercisable during the participant's lifetime only by the participant. Upon the death of a participant, any shares held by the Custodian for the participant's account shall be transferred to the persons entitled thereto under the laws of the state of domicile of the participant upon a proper showing of authority.

    14. DIVIDENDS AND OTHER DISTRIBUTIONS. Cash dividends and other cash distributions, if any, on shares held by the Custodian will be paid currently to the participants entitled thereto unless the Company subsequently adopts a dividend reinvestment plan and the participant directs that his or her cash dividends be invested in accordance with such plan. Stock dividends and other distributions in shares of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective participants entitled thereto.

    15. VOTING AND SHAREHOLDER COMMUNICATIONS. In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will furnish to each participant a proxy authorizing the participant to vote the shares held by the custodian for his account. Copies of all general communications to shareholders of the Company will be sent to participants in the Plan.

    16. TAX WITHHOLDING. Each participant who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding determined by the Company to be required. If the Company determines that additional withholding is required beyond any amount deposited at the time of purchase, the participant shall pay such amount to the Company on demand. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary, subject to applicable law.

    17. RESPONSIBILITY AND INDEMNITY. Neither the Company, its Board of Directors, the Custodian, any Participating Subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless its Board of Directors, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

    18. CONDITIONS AND APPROVALS. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange on which the Company's securities may be listed, and approval of such federal and state authorities or agencies as may have jurisdiction over the Plan or the Company. The Company will use its best effort to comply with such laws, regulations and rules and to obtain such approvals.

    19. AMENDMENT OF THE PLAN. The Board of Directors of the Company may from time to time amend the Plan in any and all respects, except that without the approval of the shareholders of the Company, the Board of Directors may not increase the number of shares reserved for the Plan or decrease the purchase price of shares offered pursuant to the Plan.

    20. TERMINATION OF THE PLAN. The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, provided that the Board of Directors in its sole discretion may at any time terminate the Plan without any obligation on account of such termination, except as hereinafter in this paragraph provided. Upon termination of the Plan, the cash and shares, if any, held in the account of each participant shall forthwith be distributed to the participant or to the participant's order, provided that if prior to the termination of the Plan, the Board of Directors and shareholders of the Company shall have adopted and approved a substantially similar plan, the Board of Directors may in its discretion determine that the account of each participant under this Plan shall be carried forward and continued as the account of such participant under such other plan, subject to the right of any participant to request distribution of the cash and shares, if any, held for his or her account.

    21. EFFECTIVE DATE OF THE PLAN. If the shareholders of the Company approve the Plan at the 2000 annual meeting of shareholders, the Plan shall become effective on the date of such annual meeting, and the first Offering under the Plan shall commence on January 1, 2001.

PROXY
                              TEKTRONIX, INC.

          Tektronix, Inc. Building 38, 14200 S.W. Karl Braun Drive,
                         Beaverton, Oregon 97077
 Annual Meeting of Shareholders, to be held on September 21, 2000 at 10:00 a.m.


            PROXY - SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Tektronix, Inc. hereby appoints Jerome J. Meyer, Richard H. Wills and James F. Dalton, and each of them, proxies with full power of substitution, and authorize them to represent and to vote on behalf of the undersigned shareholder all common shares of Tektronix, Inc. that the undersigned is entitled to vote at the annual meeting of shareholders of Tektronix, Inc. to be held on September 21, 2000 at 10:00 a.m., and any adjournment or adjournments thereof. A majority of the proxies or substitutes present at the meeting may exercise all granted powers in accordance with this proxy, with respect to the matters indicated on the reverse.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT WHERE NO DIRECTION IS GIVEN IT WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS AND FOR THE PROPOSAL TO APPROVE THE TEKTRONIX 2000 EMPLOYEE STOCK PURCHASE PLAN. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT MAY COME BEFORE THIS MEETING.

      (Continued, and to be marked, dated and signed on the other side)



_______________________________________________________________________________
                          - FOLD AND DETACH HERE -


______________________________________________________________________________________________________________
TEKTRONIX, INC.              THE MEETING WILL BE HELD AT THE TEKTRONIX, INC. HEADQUARTERS IN BEAVERTON IN
BUILDING 38                  BUILDING 38 COMMENCING AT 10:00 A.M.
14200 S.W. KARL BRAUN DRIVE
BEAVERTON, OR 97077          LOCATION:
(503) 627-6924               FROM I-205 SOUTH TO I-84 WEST (3.2 MILES)
                             FROM I-84 WEST TO I-5 SOUTH (5.5 MILES)
TEKTRONIX, INC.              FROM I-5 SOUTH TO I-405 NORTH - FOLLOW BEAVERTON SIGNS (1.6 MILES)
ANNUAL MEETING               FROM I-405 NORTH TO US-26 WEST - FOLLOW BEAVERTON SIGNS (1 MILE)
OF SHAREHOLDERS              FROM US-26 TURN LEFT TO MURRAY BLVD. AT SOUTH OFF-RAMP (6.9 MILES)
                             FROM MURRAY BLVD. TURN LEFT ONTO JENKINS ROAD (1.5 MILES)
                             FROM JENKINS ROAD TURN RIGHT ONTO KARL BRAUN, ENTER TEKTRONIX CAMPUS (0.2 MILES).
______________________________________________________________________________________________________________




                                     [MAP]

                                                            Please mark
                                                            your votes as  / X /
                                                            indicated in
                                                            this example



1. ELECTION OF DIRECTORS:              FOR               WITHHOLD
   NOMINEES:                   all nominees listed       AUTHORITY
   Gerry B. Cameron,            (except as marked     to vote for all
   Jerome J. Meyer,              to the contrary)     nominees listed
   Ralph V. Whitworth, and
   Richard H. Wills                   /   /                /   /

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.


                                                FOR       AGAINST     ABSTAIN
2. Approval of the Textronix 2000
   Employee Stock Purchase Plan                /   /       /   /       /   /


3. DISCRETIONARY MATTERS
   The proxies are authorized to vote in their discretion upon any other matters properly coming before the meeting or any adjournment or adjournments thereof.

Will you be attending the Annual Meeting in person?
Check here if yes:                                         /   /


PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR. WHEN SHARES ARE HELD JOINTLY, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.




Signature(s)_________________ Signature(s)____________________ Date____________

_______________________________________________________________________________
                           - FOLD AND DETACH HERE -




                               ADMISSION TICKET

                                TEKTRONIX, INC.

                      2000 ANNUAL MEETING OF SHAREHOLDERS

                          THURSDAY, SEPTEMBER 21, 2000
                                  10:00 A.M.

                                TEKTRONIX, INC.
                                  BUILDING 38
                          14200 S.W. KARL BRAUN DRIVE
                              BEAVERTON, OR 97077




       PLEASE ADMIT                                          NON-TRANSFERABLE

PROXY
                               TEKTRONIX, INC.
         Tektronix, Inc. Building 38, 14200 S.W. Karl Braun Drive,
                           Beaverton, Oregon 97077
 Annual Meeting of Shareholders, to be held on September 21, 2000 at 10:00 a.m.


            PROXY - SOLICITED ON BEHALF OF THE 401(k) PLAN TRUSTEE

The undersigned participant in the Tektronix, Inc. 401(k) Plan hereby appoints Jerome J. Meyer, Richard H. Wills and James F. Dalton, and each of them, proxies designated by the Plan Trustee with full power of substitution, and authorizes them to represent and to vote all common shares of Tektronix, Inc. allocated to the participants' account under the Plan at the annual meeting of shareholders of Tektronix, Inc. to be held on September 21, 2000 at 10:00 a.m., and any adjournment or adjournments thereof. A majority of the proxies or substitutes present at the meeting may exercise all granted powers in accordance with this proxy, with respect to the matters indicated on the reverse.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT WHERE NO DIRECTION IS GIVEN IT WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS AND FOR THE PROPOSAL TO APPROVE THE TEKTRONIX 2000 EMPLOYEE STOCK PURCHASE PLAN. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT MAY COME BEFORE THIS MEETING.

      (Continued, and to be marked, dated and signed on the other side)



_______________________________________________________________________________
                        - FOLD AND DETACH HERE -


______________________________________________________________________________________________________________
TEKTRONIX, INC.              THE MEETING WILL BE HELD AT THE TEKTRONIX, INC. HEADQUARTERS IN
BUILDING 38                  BEAVERTON IN  BUILDING 38 COMMENCING AT 10:00 A.M.
14200 S.W. KARL BRAUN DRIVE
BEAVERTON, OR 97077          LOCATION:
(503) 627-6924               FROM I-205 SOUTH TO I-84 WEST (3.2 MILES)
                             FROM I-84 WEST TO I-5 SOUTH (5.5 MILES)
TEKTRONIX, INC.              FROM I-5 SOUTH TO I-405 NORTH - FOLLOW BEAVERTON SIGNS (1.6 MILES)
ANNUAL MEETING               FROM I-405 NORTH TO US-26 WEST - FOLLOW BEAVERTON SIGNS (1 MILE)
OF SHAREHOLDERS              FROM US-26 TURN LEFT TO MURRAY BLVD. AT SOUTH OFF-RAMP (6.9 MILES)
                             FROM MURRAY BLVD. TURN LEFT ONTO JENKINS ROAD (1.5 MILES)
                             FROM JENKINS ROAD TURN RIGHT ONTO KARL BRAUN, ENTER TEKTRONIX CAMPUS (0.2 MILES).
______________________________________________________________________________________________________________




                                     [MAP]

                                                            Please mark
                                                            your votes as  / X /
                                                            indicated in
                                                            this example



1. ELECTION OF DIRECTORS:              FOR              WITHHOLD
   NOMINEES:                   all nominees listed      AUTHORITY
   Gerry B. Cameron,            (except as marked    to vote for all
   Jerome J. Meyer,              to the contrary)    nominees listed
   Ralph V. Whitworth, and
   Richard H. Wills                   /   /              /   /

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.


                                                FOR     AGAINST    ABSTAIN
2. Approval of the Textronix 2000
   Employee Stock Purchase Plan                /   /     /   /      /   /


3. DISCRETIONARY MATTERS
   The proxies are authorized to vote in their discretion upon any other matters properly coming before the meeting or any adjournment or adjournments thereof.

Will you be attending the Annual Meeting in person?
Check here if yes:                                      /   /





PLEASE SIGN EXACTLY AS YOUR NAME APPEARS.

Signature(s) _________________________________________ Date _________________

_______________________________________________________________________________
                          - FOLD AND DETACH HERE -





                              ADMISSION TICKET

                               TEKTRONIX, INC.

                     2000 ANNUAL MEETING OF SHAREHOLDERS

                         THURSDAY, SEPTEMBER 21, 2000
                                 10:00 A.M.

                               TEKTRONIX, INC.
                                 BUILDING 38
                         14200 S.W. KARL BRAUN DRIVE
                             BEAVERTON, OR 97077




         PLEASE ADMIT                                    NON-TRANSFERABLE